Exhibit 2.5
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                            AFFILIATION AGREEMENT AND
                            STOCK PURCHASE AGREEMENT

         THIS AFFILIATION AGREEMENT AND STOCK PURCHASE AGREEMENT is entered into as of the 29th day of March 1997, by and between Omega Orthodontics, Inc., a Delaware corporation ("OMEGA") and Jeff S. Zapalac, D.D.S. ("Dr. Zapalac"), who is duly licensed to practice orthodontics in the state of Texas (the "State").

                                    RECITALS

         A. OMEGA provides professional management and marketing services to orthodontic practices in the United States, which services include providing practice management systems, office space, equipment, furnishings and active administrative personnel necessary for the operation of orthodontic practices, and which services are provided directly or indirectly through management service organizations.

         B. Jeff S. Zapalac, D.D.S., M.S., Inc., a Texas professional corporation (the "Orthodontic Entity") owns and operates an orthodontic practice with offices located at 8430 Spicewood Springs Road, Austin, Texas 78759 (the "Orthodontic Offices") and furnishes orthodontic care to the general public through the services of Dr. Zapalac affiliated with the Orthodontic Entity.

         C. Dr. Zapalac presently holds and owns 100% of the issued and outstanding capital stock of the Orthodontic Entity (the issued and outstanding capital stock is hereafter referred to herein as the "Interests"), represented by the certificates as follows:

                  No. Shares                Stock Certificate No.

                    -----                          --------

         D. Dr. Zapalac desires to sell and OMEGA desires to buy the Interests upon the terms and conditions set forth in this Agreement.

         E. Prior to selling the Interests, Dr. Zapalac desires to convert the status of the Orthodontic Entity from a professional entity to a general purpose entity and to form a new professional corporation or entity to continue his orthodontic practice at the Orthodontic Offices.

         F. Simultaneously with its acquisition of the Interests, OMEGA shall change the name of the Orthodontic Entity to Omega Orthodontics of Austin, Inc., a Texas corporation.

         G. OMEGA has conducted a review of the Orthodontic Entity, and has reviewed the Orthodontic Entity's audited financial statement (the "Financial Statement"), a copy of which is


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attached hereto as Exhibit A. Based on its review of the Orthodontic Entity and the Financial Statement, OMEGA has issued the report (the "Report"), a copy of which has been furnished to the Orthodontic Entity. The Orthodontic Entity and Dr. Zapalac have reviewed the Report and OMEGA's literature, and agree with the Report and the concepts of OMEGA's Exceptional Practice.

         H. Subject to the terms and conditions of this Agreement, OMEGA and Dr. Zapalac have determined that it is in the best interests of each to effect a sale and purchase of the Interests of Orthodontic Entity (the "Stock Purchase") as provided in Section 2.1 hereof.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged to the full satisfaction of the parties hereto, the parties hereto agree as follows:


                   ARTICLE I. ENTITY FORMATION AND CONVERSION

         1.1 At the Closing (as defined in Section 2.3 hereof), Dr. Zapalac shall cause the Orthodontic Entity's charter ("Charter") to be amended to convert the Orthodontic Entity into a general purpose entity under the laws of the State.

         1.2 Dr. Zapalac shall sell the Interests to OMEGA for the consideration set forth in Article II.

         1.3 Dr. Zapalac shall form a new professional entity (the "New PC") under the laws of the State and, in accordance with the terms of this Agreement, commence the practice of orthodontics through the New PC.


                  ARTICLE II. STOCK PURCHASE AND CONSIDERATION

         2.1 Stock; Consideration and Payment.

         (a) At the Effective Time (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, OMEGA hereby agrees to purchase and Dr. Zapalac hereby agrees to sell the Interests to the Orthodontic Entity for the Consideration (as defined below) and upon the terms and conditions set forth in the Agreement by surrendering to OMEGA the certificates therefor, duly endorsed and transferable, free and clear of any liens, encumbrances, restrictions, or claims of any kind (other than those liens, encumbrances, restrictions and claims expressly disclosed to OMEGA and affirmatively accepted by OMEGA prior to the Effective Time). The Stock Purchase shall become effective upon the transferring of the certificates representing the Interests (the "Effective Time") to OMEGA and the payment to Dr. Zapalac of the aggregate consideration (the "Consideration") of:


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                  (i) Five Hundred Thousand Dollars ($500,000.00) in cash (the
         "Cash Component"); and

                  (iii) Five Hundred Thousand Dollars ($500,000.00) to be represented by issuance to Dr. Zapalac of an option to purchase shares of OMEGA common stock ("OMEGA Stock") at any time within five years of the IPO Closing (as defined below in Section 2.3), based on a value per share equal to 100% of the IPO Price (as defined below in Section 2.3) (the "Option Component"), if the option is exercised, the OMEGA Stock shall thereupon be issued to Dr. Zapalac, fully paid and nonassessable.

         2.2 Adjustment and Audit.

         (a) The Consideration is based on the value of the Interests as determined by OMEGA from the information set forth in the Financial Statement.

         (b) The Consideration shall be subject to adjustments at Closing for:
(i) prepaid and underpaid rent and other lease obligations, if the leases are to be continued after Closing, as well as for other agreed normal and customary prepaid and underpaid expenses; (ii) any accrued but unpaid salaries, bonuses and other compensation, fringe and health insurance benefits, employment or payroll taxes and related employment obligations and (iii) any accounts payable of the Orthodontic Entity which have accrued prior to the Effective Time and which remain unpaid as of such time (the "Accounts Payable") in excess of an amount equal to one-half (1/2) of one "Average" month of gross income from the Orthodontic Entity. As used herein, Average shall mean an average of the Accounts Payable of the Orthodontic Entity using the last twelve months prior to the end of the month immediately preceding the Effective Time.

         (c) The adjustments to the Consideration, if any, shall be applied in the following order of priority; first to the Cash Component, and the balance, if any, to the Option Component.

         2.3 Time and Place of Closing. The closing of the transactions contemplated hereby (herein called the "Closing") shall be held immediately before the Effective Time at the offices of Robinson & Cole, One Boston Place, Boston, Massachusetts 02108 on the date of the closing of OMEGA's initial public offering of its securities (the "IPO Closing") pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") ("IPO"), or at such other place, date or time as may be fixed by mutual agreement of the parties; provided, however, that in no event shall the Closing date be extended beyond sixth months from the date of this Agreement. On or before the IPO Closing, OMEGA will notify the Orthodontic Entity of the projected IPO Closing Date determined by OMEGA, in its sole discretion. As used herein "IPO Price" shall mean the initial offering price to the public of OMEGA Stock as reflected on the cover page of its Prospectus under the Securities Act for the IPO.

         2.4 Certificates; Resignations, Filing Certificate of Name Change. Contemporaneous


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with the Closing, Dr. Zapalac shall deliver to OMEGA the certificates evidencing the Interests, duly endorsed for transfer and otherwise as provided in Section 2.1, and written resignations from all officers and directors of the Orthodontic Entity. OMEGA shall prepare the duly executed Certificate(s) of Name Change reflecting the name change of the Orthodontic Entity to be filed with the State Secretary of State.

         2.5 Delivery of Records, Contracts, Interests. At the Closing Dr. Zapalac shall deliver or cause to be delivered to OMEGA:

         (a) all of the Orthodontic Entity's minute books, stock records and other books and records and the Orthodontic Entity's leases, contracts, employment agreements, non-compete agreements, commitments and rights, with such consents to the Stock Purchase as are necessary to assure OMEGA of the full benefit of the same.

         (b) Evidence of malpractice insurance coverage for the current and five
(5) prior years, and if applicable, evidence of so-called "tail" insurance for such period naming the Orthodontic Entity as a co-insured or otherwise assigning to the Orthodontic Entity, its successor and assigns the full benefits thereof.


                   ARTICLE III. REPRESENTATIONS AND WARRANTIES

         The Representations and Warranties of Dr. Zapalac in the attached
Schedule 1 are hereby incorporated as if fully set forth herein. The Representations and Warranties of OMEGA in the attached Schedule 2 are hereby incorporated as if fully set forth herein. Capitalized words and expressions used in this Agreement and which are defined in said Schedules 1 and 2 shall have the same meaning as they are given therein.


                      ARTICLE IV. COVENANTS OF DR. ZAPALAC

         Dr. Zapalac hereby covenants and agrees with OMEGA as follows:

         4.1 Conduct of Business. Between the date of this Agreement and the Closing, he will do the following unless OMEGA shall otherwise consent in writing:

                  (a) conduct the Orthodontic Entity business only in the ordinary course, and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

                  (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $1,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the Interests, the Property or other assets of the Orthodontic Entity;


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                  (c) refrain from incurring any contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

                  (d) refrain from making any change or incurring any obligation to make a change in its Charter or By-laws (certified copies of which are attached hereto as Exhibit C) or authorized or issued capital stock, except as contemplated by this Agreement;

                  (e) refrain from declaring, setting aside or paying any dividend or making any other distribution in respect of capital stock, or making any direct or indirect redemption, purchase or other acquisition of capital stock, of the Orthodontic Entity;

                  (f) use his best efforts to keep intact its business organization, to keep available its present officers, agents and employees and to preserve the goodwill of all patients, suppliers, and others having business relations with it;

                  (g) not commit or fail to commit any act which would cause Dr. Zapalac or the Orthodontic Entity to suffer the revocation, suspension or limitation of Dr. Zapalac's or the Orthodontic Entity's license.

                  (h) permit OMEGA and its authorized representatives to have full access to all its properties, assets, records, tax returns, Orthodontic Entity records, contracts and documents and furnish to OMEGA or its authorized representatives such financial and other Information with respect to its business or properties as OMEGA may from time to time reasonably request.

         4.2 Authorization from Others. Prior to the Closing, he will have obtained all assignments, authorizations, consents and permits of others required to permit the consummation by Dr. Zapalac of the transactions contemplated by this Agreement.

         4.3 Breach of Representations and Warranties. Promptly upon becoming aware of the actual, impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to them prior to the date hereof, of any of their representations and warranties contained in or referred to in this Agreement, he shall give detailed written notice thereof to OMEGA and shall use his best efforts to prevent or promptly remedy the same.

         4.4 Consummation of Agreement. Each shall use his best efforts to perform and fulfill all conditions and obligations on his part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.


                         ARTICLE V. COVENANTS OF OMEGA.

         OMEGA hereby covenants and agrees with Dr. Zapalac as follows:


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         5.1 Authorization from Others. Prior to the Closing, it will have obtained all authorizations, consents and permits of others required to permit the consummation by it of the transactions contemplated by this Agreement.

         5.2 Consummation of Agreement. It shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.


                 ARTICLE VI. CONDITIONS TO OBLIGATIONS OF OMEGA

         The obligations of OMEGA to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 6 will have been accomplished.

         6.1 Representations; Warranties; Covenants. Each of the representations and warranties of Dr. Zapalac contained in Schedule 1 shall be true and correct as though made on and as of the Closing, and Dr. Zapalac shall have performed all of his obligations hereunder which by the terms hereof are to be performed on or before the Closing.

         6.2 New PC. Dr. Zapalac shall have formed the New PC under the laws of the State in order to commence the practice of orthodontics through the New PC. Dr. Zapalac shall have furnished (i) a certificate of the State Secretary of State as to the legal existence and professional corporation good standing of New PC; and (ii) a copy of the resolutions adopted by the board of directors and stockholders of New PC authorizing and approving the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement.

         6.3 Other Agreements. Dr. Zapalac shall have executed and delivered, or shall have caused the New PC to execute and deliver, to OMEGA a Management Services Agreement and a Stock Put/Call Option and Successor Designation Agreement, each having substantially the terms and conditions of the forms hereof collectively attached hereto as Exhibit D.

         6.4 Initial Public Offering. OMEGA shall have completed the IPO.

         6.5 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for OMEGA is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

         6.6 Notices. The Orthodontic Entity shall, at OMEGA's expense, notify all patients and obligors of accounts receivable, and third party payors and others designated by OMEGA of the


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Stock Purchase and the other transactions contemplated hereunder pursuant to notices substantially in the form collectively attached hereto as Exhibit B.

         6.7 Financial Condition. The financial condition of the Orthodontic Entity shall not be materially adversely different from the Financial Statement, as determined by OMEGA. During the period from the date of the Financial Statement to the Closing, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of the Orthodontic Entity, nor any material loss or damage to its assets, whether or not insured, which materially affects the ability of Orthodontic Entity to conduct its business. Dr. Zapalac shall cause the Orthodontic Entity to deliver to OMEGA a certificate, dated the date of Closing, to the foregoing effect, and further to the effect that there are no Accounts Payable or other liabilities as of the date of Closing that are not reflected on the Financial Statement other than those which have been disclosed in writing to and accepted in writing by OMEGA and which incurred since the date of the Financial Statement in the ordinary course of business.

         6.8 Due Diligence. OMEGA, acting in good faith and in its sole discretion, shall be reasonably satisfied with the results of its "Due Diligence" on Dr. Zapalac and the Orthodontic Entity as not reflecting any data or information which individually or in the aggregate, if previously disclosed, would have indicated that there was a material adverse change in the business of the Orthodontic Entity or in the condition or prospects (financial or otherwise) of the assets, properties, operations, patients, employees or equipment of the business of the Orthodontic Entity from the information provided prior to the date hereof. As used herein, Due Diligence shall mean, without limitation, the results of the Audit of the Financial Statement and of all other matters (financial or otherwise) related to, or otherwise deemed material by OMEGA, regarding Dr. Zapalac and the Orthodontic Entity, including location of the Orthodontic Offices and its demographics, the leases, the Equipment, insurance, licensing, malpractice issues, liabilities, compliance with laws and regulations and health surveys.


              ARTICLE VII. CONDITIONS TO OBLIGATIONS OF DR. ZAPALAC

         The obligations of Dr. Zapalac to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 7 will have been accomplished.

         7.1 Representations; Warranties; Covenants. Each of the representations and warranties of OMEGA contained in Schedule 2 shall be true and correct as though made on and as of the Closing and each of OMEGA shall have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

         7.2 Intentionally Omitted.

         7.3 Other Agreements. OMEGA shall have executed and delivered to Dr. Zapalac and New PC a Management Services Agreement and a Stock Put/Call Option and Successor


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Designation Agreement, each having substantially the terms and conditions of the forms hereof collectively attached hereto as Exhibit D.

         7.4 Initial Public Offering. OMEGA shall have completed the IPO.

         7.5 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for Dr. Zapalac is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.


                    ARTICLE VIII. OBLIGATIONS AFTER CLOSING.

         8.1 OMEGA Exceptional Practice and the Report Suggestions. On and after the Closing, Dr. Zapalac agrees to cause the New PC to implement the suggestions in the Report and the concepts of OMEGA's Exceptional Practice.

         8.2 Books and Records. OMEGA shall permit Dr. Zapalac, his accountants and attorneys, reasonable access to such books and records for the purpose of preparing such tax returns of Dr. Zapalac as may be required after the Closing and for other proper purposes approved by OMEGA.

         8.3 License. Dr. Zapalac shall maintain all licenses necessary to practice orthodontics in the State. Dr. Zapalac shall not commit or fail to commit any act which would cause Dr. Zapalac or the New PC to suffer the revocation, suspension or limitation of Dr. Zapalac's or the New PC's license.


                          ARTICLE IX. INDEMNIFICATION.

         9.1 Indemnification By Dr. Zapalac. Subject to the limitations set forth in Section 9.3, Dr. Zapalac agrees to defend, indemnify and hold each of OMEGA harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by OMEGA based upon a breach of any representation, warranty or covenant made by Dr. Zapalac in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

         9.2 Indemnification By OMEGA. Subject to the limitations set forth in
Section 9.3, OMEGA agrees to defend, indemnify and hold Dr. Zapalac harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by Dr. Zapalac based upon a breach of any


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representation, warranty or covenant made by OMEGA in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

         9.3 Exclusions. Notwithstanding Sections 9.1 and 9.2:

                  (a) no indemnification shall be payable to the extent any claim is covered by insurance; and

                  (b) no indemnification shall be payable with respect to claims asserted more than five (5) years after the Closing.

         9.4 Notice: Defense of Claims. Prompt written notice of each claim for indemnification hereunder shall be given to the other party, specifying the amount and nature of the claim, and of any matter which in the opinion of the claimant is likely to give rise to an indemnification claim. The indemnifying party shall have the right to participate at its own expense in the defense of any such matter or its settlement. If, in the opinion of the indemnified party, its financial condition or business would not be impaired thereby, such party may authorize the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give notice of a matter which may give rise to an indemnification claim shall not affect the rights of any party to collect such claim from the other party or its transferees in liquidation.

         9.5 Payment of Claims; Alternative Dispute Resolution. (a) Any indemnification claims shall be paid or otherwise satisfied by Dr. Zapalac, or Dr. Zapalac's transferees in liquidation, within 30 days after notice thereof is given by OMEGA. In the event Dr. Zapalac indicates in a writing delivered to OMEGA that he disputes the nature or amount of the claim, in which event the dispute upon the election of any party hereto after said 30-day period shall be handled in accordance with this Section.

         (b) If a dispute arises under this Agreement which cannot be resolved informally by the parties, any party may invoke the procedures set forth in Exhibit D hereto and the parties agree to use these procedures, except paragraph
(c) of this Section 9.5, prior to any party pursuing other available remedies. The parties will meet and attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement.

         (c) Notwithstanding anything in this Section 9.5 to the contrary, nothing in this Section 9.5 shall preclude any party from seeking a preliminary injunction or other provisional relief, either prior to or during the proceeding provided for in this section, if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.


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                            ARTICLE X. MISCELLANEOUS.

         10.1 Termination.

         (a) At any time prior to the Closing, this Agreement may be terminated
(i) by mutual consent of the parties with the approval of their respective board of directors or members, (ii) by either if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein, (iii) by OMEGA if the conditions stated in Article VI have not been satisfied at or prior to the Closing, or (iv) by Dr. Zapalac if the conditions stated in Article VII have not been satisfied at or prior to the Closing.

         (b) If the IPO is not successfully completed within six (6) months of this Agreement, this Agreement may be terminated by OMEGA or Dr. Zapalac upon written notice to the other party, and if so terminated, all obligations of the parties hereunder shall terminate without any further liability of either party to the other, except that each party shall remain obligated in respect of the provisions of Section 10.3 and 10.7 which shall survive any such termination.

         10.2 Survival of Warranties and Other Obligations. All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

         10.3 Fees and Expenses. Each of the parties will bear its or his own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

         10.4 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission) addressed as provided below and if either
(a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or sent by reputable overnight courier:


                  If to Dr. Zapalac, to:

                  Jeff S. Zapalac, D.D.S.
                  8430 Spicewood Springs Road
                  Austin, Texas 78759


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                  If to the OMEGA, to:

                  Omega Orthodontics, Inc.
                  3621 Silver Spur Lane
                  Acton, CA  93510
                  Attn:  Robert Schulhof

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

         10.5 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to the provisions of this Agreement, all of which are hereby incorporated herein by reference) together with the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement (including all exhibits and schedules thereto), taken together, constitute the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by my party hereto, have been expressed herein or therein.

         10.6 Binding Agreement, Successors. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties without the prior written consent of all the other parties.

         10.7 Confidentiality. As used herein, "Confidential Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data which (i) became available to the public other than as a result of such party's violation of this Agreement, (ii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or
(iii) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose all Confidential Information, except to its Representatives and lenders who need to know such information and agree to keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

         10.8 Governing Law; Severability. This Agreement shall be deemed a contract made under the laws of the State of Delaware and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. The invalidity or


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unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

         10.9 Referrals. Nothing in this Agreement shall be construed as an offer or payment to the other party or any affiliate of the other party of any cash or other remuneration whether directly or indirectly, overtly or covertly, specifically for patient referrals or for recommending or arranging the purchase, lease or order of any item or service. The Consideration to be received upon consummation of the Stock Purchase represents the fair market value of the Orthodontic Entity and is not in any way related to or dependent upon referrals by and between OMEGA and Dr. Zapalac.

         10.10 Further Assurances. Following the execution of this Agreement, Dr. Zapalac and OMEGA each agrees:

         (a) to deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement, and the transactions contemplated herein;

         (b) to confer on a regular basis with the other, report on material operational matters and promptly advise the other orally or in writing of any change or event resulting in or which, insofar as can reasonably be foreseen could result in, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; and

         (c) to provide the other (or its counsel) promptly with copies of all filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

         10.11 Termination of Prior Agreement. OMEGA, Dr. Zapalac, the Orthodontic Entity; and Omega Orthodontics of Austin, Inc., a Delaware corporation to be formed and to become a wholly owned subsidiary of OMEGA ("Acquisition") entered into an Affiliation Agreement and Agreement and Plan of Merger (the "Original Agreement") dated March 20, 1997. Subsequent to executing the Original Agreement, the parties thereto desired to modify the structure of the transaction from a merger to a stock purchase. Acquisition was never formed, and thus is not a party to this Agreement. The Orthodontic Entity is a party to this Agreement only for purposes of this Section 10.11. OMEGA, Dr. Zapalac and the Orthodontic Entity agree that the Original Agreement is hereby terminated.


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         10.12 Counterparts; Section Headings; Gender. This Agreement may be
executed, accepted and delivered in any number of counterparts, but all counterparts shall together constitute but one and the same instrument. The underlined section headings are inserted for convenience of reference only and are not to be construed as part of this Agreement. The use of the masculine or neuter gender includes each of the other genders.


         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                                                                         D.D.S.
                                   -------------------------------------
                                   Printed Name: Jeff S. Zapalac, D.D.S.


                                   Jeff S. Zapalac, D.D.S., M.S., Inc.
                                   (As to Section 10.11 Only)

                                   By:
                                       -----------------------------------
                                       Jeff S. Zapalac, D.D.S.
                                       Its
                                           -------------------------------
                                       Duly Authorized


                                   OMEGA ORTHODONTICS, INC.

                                   By:
                                       ----------------------------------
                                       Printed Name: Robert J. Schulhof
                                       Its President and Chief Executive Officer
                                       Duly Authorized

                                    Exhibit A
                                    ---------

                               Financial Statement

                                    Exhibit B
                                    ---------

                                     Notices

                                    Exhibit C
                                    ---------

                        Orthodontic Entity's Charter and
                                     By-Laws

                                    Exhibit D
                                    ---------

                     Draft Management Services Agreement and
            Stock Put/Call Option and Successor Designation Agreement

                                    Exhibit E
                                    ---------

                   ALTERNATIVE DISPUTE RESOLUTION PROCEDURES


A. Method of Invoking ADR Procedures

         1. These procedures may be invoked by any party to an agreement which incorporates these procedures by giving written notice to the other of the dispute and designating a person with decision-making authority (the "representative") to act on behalf of the disputing party regarding the dispute. The other party shall be required to respond to the disputing party's notice within five (5) business days by designating in writing its own representative. A party may choose more than one person to represent it. If a party appoints only one representative, one or more of its officers may nonetheless attend such meetings.

         2. The parties, each acting through its representative, shall meet at a mutually acceptable time and place within five business days after the non-disputing party designates its representative to the other. At that meeting, the parties shall attempt in good faith to negotiate a resolution of the dispute, or failing that, to agree on a method for resolving the claim or dispute.

         3. If, within ten (10) business days after the first meeting or within such longer period of time as the parties may mutually agree, the parties have not succeeded in negotiating a resolution of the claim or dispute or agreeing on a dispute resolution mechanism, they shall submit the dispute to mediation in accordance with the procedures set forth herein.

         4. The parties will jointly appoint a mutually acceptable mediator to mediate the dispute. If the parties are unable to agree on a mutually acceptable mediator within five (5) days after the conclusion of the negotiations described in paragraph 3 above, then the parties shall select a neutral third party from either the Center for Public Resources, New York, New York ("CPR") Panels of Neutrals, the American Arbitration Association ("AAA") or the Association of Attorney Mediators ("AAM"), with the assistance of such organization, unless the parties agree otherwise in finding a mutually acceptable mediator.

         5. OMEGA shall bear 50% and the New PC and Dr. Zapalac shall bear 50% of the fees and costs of the mediator and any fees and costs of CPR, AAA or AAM.

         6. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days from appointment of a mediator by any of the parties or the CPR, AAA or AAM.


B. Mediation procedures

         1. The mediator shall be neutral and impartial.

         2. The mediator shall control the procedural aspects of the mediation. The parties will cooperate fully with the mediator.


            (a) The mediator is free to meet and communicate separately with each party.

            (b) The mediator will decide when to hold joint meetings with the parties and when to hold separate meetings. There shall be no stenographic record of any meeting. Formal rules of evidence will not apply.

            (c) The mediator may request that there be no direct communication between the parties or between their attorneys without the concurrence of the mediator.

         3. Each party may be represented by more than one person, e.g., one or more of its officers and an attorney. Each party will have a representative fully authorized to negotiate a settlement of the dispute present.

         4. The process will be conducted expeditiously.

         5. The mediator will not transmit information received from any party to another party or any third person unless authorized to do so by the party transmitting the information.

         6. The entire process is confidential. The parties and the mediator will not disclose information regarding the process, including settlement terms, to third persons, unless the parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the Federal Rules of Evidence and state rules of evidence.

         7. The parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, except as otherwise expressly provided in the agreement which incorporates these procedures.

         8. Unless all parties and the mediator otherwise agree in writing,

            (a) The mediator will be disqualified as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves persons not party to this mediation); and

            (b) The mediator and any documents and information in the mediator's possession will not be subpoenaed in any such investigation, action or proceeding, and all parties will oppose any effort to have the mediator and documents subpoenaed.

         9. If the dispute goes into arbitration, the mediator shall not serve as an arbitrator, unless the parties and the mediator otherwise agree in writing.

         10. The mediator, if a lawyer, may freely express views to the parties on the legal issues of the dispute.

         11. The mediator shall not be liable for any act or omission in connection with the mediation.

         12. The mediator may withdraw at any time by written notice to the parties (i) for overriding personal reasons, (ii) if the mediator believes that a party is not acting in good faith, or (iii) if the mediator concludes that further mediation efforts would not be useful.

C. Binding Arbitration

         If the parties do not resolve the dispute through mediation within the period provided in Part A above, the parties shall submit the matter to binding arbitration before AAA, AAM or CPR, to a qualified sole arbitrator in accordance with the then current CPR Rules for Non-Administered Arbitration of Business Disputes or comparable AAA or AAM rules. The sole arbitrator shall be agreed upon by the parties within twenty (20) days after either party elects to submit any issue to arbitration or, failing that, shall be selected by the organization to whom the parties selected for arbitration. A qualified arbitrator is one who is familiar with the principal subject matter of the issues to be arbitrated such as by way of example, healthcare services industry matters, management consulting services generally or business law/corporate matters generally. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall not have the authority to award multiple, punitive or consequential damages under any circumstances. If the party initially raising the dispute to be resolved is New PC or Dr. Zapalac, the arbitration shall be held in Boston, Massachusetts, and if the party initially raising the dispute to be resolved is the MSO or OMEGA, the arbitration shall be held in Austin, Texas.

                                   Schedule 1
                                   ----------

                        Representations and Warranties of
                              Dr. Zapalac to OMEGA

         Dr. Zapalac hereby represents and warrants to OMEGA as follows:

         1. Organization and Qualification of the Orthodontic Entity. The Orthodontic Entity is a duly formed and organized professional corporation under the laws of the State. The Orthodontic Entity is a legally existing professional corporation under the State Professional Corporation Act (the "Act") and no event has occurred which alone or after the passage of time would result in the dissolution of the Orthodontic Entity. The Orthodontic Entity has the full power to conduct business as currently conducted by the Orthodontic Entity and to own and lease the property it purports to own. The copies of any articles of organization or incorporation and by-laws, as defined in the Act, of the Orthodontic Entity which are currently in effect, and all amendments thereto (collectively, the "Charter and By-Laws"), certified by Dr. Zapalac, attached hereto as Exhibit C are complete and correct.

         2. Authorization of Transaction. All necessary action, Orthodontic Entity or otherwise, has been taken to authorize the execution of the Agreement by Dr. Zapalac, and the delivery and performance of this Agreement and the transactions contemplated hereby, and the Agreement is the valid and binding obligation of Dr. Zapalac, enforceable against Dr. Zapalac in accordance with its terms.

         3. Present Compliance with Obligations and Laws. Except as disclosed on
Exhibit X attached to this Schedule, there is not: (a) any violation of the Charter or By-Laws; (b) a default in the performance of any obligation, agreement or condition of any debt instrument from Dr. Zapalac or the Orthodontic Entity which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any material indebtedness or terminate any right; (c) a default of or breach of (with or without the passage of time or the giving of notice) any other contract to which Dr. Zapalac or the Orthodontic Entity is a party or by which their assets are bound; or (d) any violation of any law, regulation, administrative order or judicial order applicable to Dr. Zapalac or the Orthodontic Entity, or their business or assets.

         4.  No Conflict of Transaction With Obligations and Laws.

         (a) Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of Orthodontic Entity's Charter or By-Laws;
(ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Dr. Zapalac or the Orthodontic Entity is a party, or give any person the right to accelerate any indebtedness or terminate any right; (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Orthodontic Entity or Dr. Zapalac is a party or by which their assets are bound; or (iv) result in a violation of any law, regulation, administrative order or judicial order applicable to the Orthodontic Entity, Dr. Zapalac, their business or assets.

         (b) Except as disclosed on the attached Exhibit X to this Schedule, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Orthodontic Entity do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority.

         5. Investigations and Licenses.

         (a) The Orthodontic Entity and Dr. Zapalac have all necessary licenses to practice orthodontics in the State.

         (b) Neither the Orthodontic Entity nor Dr. Zapalac is subject to any investigation, whether threatened, current or pending, under which the Orthodontic Entity or Dr. Zapalac may be required to forfeit or suffer the revocation, suspension or limitation of Dr. Zapalac's or the Orthodontic Entity's license to practice orthodontics and neither the Orthodontic Entity nor Dr. Zapalac is subject to any investigation, whether threatened, current or pending by a commercial third-party payor.

         6. Financial Statement. Attached as Exhibit A to the Agreement is the Financial Statement of the Orthodontic Entity. To the best knowledge of Dr. Zapalac, the Financial Statement is complete and correct and fairly presents in all material respects the financial position of the Orthodontic Entity as at the date of such statement and the results of its operations for the period then ended, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby for the periods covered thereby.

         7. Capitalization and the Interests. The authorized capital of the Orthodontic Entity consists of the Interests. All of the Interests have been validly issued and are fully paid and non-assessable. There are no options, warrants, rights or other agreements or commitments obligating the Orthodontic Entity or Dr. Zapalac to issue or sell the Interests and there are no pre-emptive rights with respect to any Interests. Dr. Zapalac is the beneficial and record owner of the Interests. Dr. Zapalac has good title to the Interests, free and clear of any liens, encumbrances or restrictions of any kind. The Interests are not subject to any voting or similar agreement.

         8. Property; Liens; Condition.

         (a) Except as set forth on Exhibit X to this Schedule, the Orthodontic Entity has good and marketable title in fee simple to all of its owned real and personal property, including without limitation, all machinery and equipment used or owned by the Orthodontic Entity (the "Equipment") free of liens and encumbrances (the "Property"). All the Property owned or leased by the Orthodontic Entity is in good repair, has been well maintained, substantially conforms with all applicable ordinances, regulations and zoning or other laws. The Equipment is in good working order.

         (b) No other entity or person owns any of the assets necessary for the operation of the Orthodontic Entity. The Orthodontic Entity does not operate any of its practice through any other entities or persons.

         9. Payment of Taxes. The Orthodontic Entity has filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed and has paid all taxes owing except taxes which have not yet accrued or otherwise become due for which adequate provision has been made in the Financial Statement. All transfer, excise or other taxes payable by reason of the Stock Purchase pursuant to the Agreement shall be paid or provided for by the Dr. Zapalac after the Closing out of the Consideration to be received upon consummation of the Stock Purchase.

         10. Absence of Undisclosed Liabilities and Changes.

         (a) As of the date of the Financial Statement, the Orthodontic Entity had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except (i) liabilities stated or adequately reserved against on the Financial Statement, (ii) liabilities not in excess of $5,000 arising in the ordinary course of business since the date of the Financial Statement, and (iii) liabilities disclosed in Exhibit X to this Schedule. There is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen) materially adversely affect, the business, properties, operations or condition of the Orthodontic Entity which has not been specifically disclosed herein or in Exhibit X to this Schedule.

         (b) Except as disclosed in Exhibit X to this Schedule, since the date of the Financial Statement there has not been:

                  (i) any change in the financial condition, properties, assets, liabilities, business or operations of the Orthodontic Entity, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Orthodontic Entity;

                  (ii) any mortgage, encumbrance or lien placed on any of the Interests or the Property, or the property subject to any lease, or which remains in existence on the date hereof or at the time of Closing; or

                  (iii) any obligation or liability incurred by the Orthodontic Entity other than obligations and liabilities incurred in the ordinary course of business and disclosed on Exhibit X attached to this Schedule.

         11. Litigation. Except for matters described on Exhibit X to this Schedule, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Orthodontic

Entity or Dr. Zapalac, threatened against the Orthodontic Entity or Dr. Zapalac, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or governmental inquiry pending or, to the knowledge of the Orthodontic Entity or Dr. Zapalac, threatened against or involving Dr. Zapalac or the Orthodontic Entity, and there is no basis for any of the foregoing, and there are no outstanding court orders, court decrees, or court stipulations to which the Orthodontic Entity or Dr. Zapalac is a party which question this Agreement or affect the transactions contemplated hereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of Dr. Zapalac or the Orthodontic Entity.

         12. Insurance. The Orthodontic Entity has possessed adequate occurrence Professional liability coverage for the five (5) years prior to the date of this Agreement protecting the Orthodontic Entity and Dr. Zapalac from any professional malpractice liability that might arise because of the Orthodontic Entity's or Dr. Zapalac's practice activities over the preceding five (5) years. Prior to the Closing, the New PC shall have obtained and shall continue to maintain, at its cost, Occurrence Medical Malpractice Liability Insurance for Dr. Zapalac and the New PC. The Orthodontic Entity possesses adequate insurance coverage for its Property.

         13. Taxes. The Orthodontic Entity has filed all tax returns, federal, state, county and local, required to be filed by it, and the Orthodontic Entity has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including without limitation all taxes which the Orthodontic Entity is obligated to withhold from amounts owing to employees, creditors and third parties. The Orthodontic Entity has established adequate reserves for all taxes accrued but not yet payable. All tax elections have been made by the Orthodontic Entity in accordance with generally accepted practice. The federal income tax returns of the Orthodontic Entity have never been audited by the Internal Revenue Service. No deficiency assessment with respect to or proposed adjustment of the Orthodontic Entity's federal, state, county or local taxes is pending or threatened. There is no tax lien, whether imposed by any federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Orthodontic Entity. Neither the Orthodontic Entity nor any of its present or former stockholders has ever filed an election pursuant to
Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Orthodontic Entity be taxed as an S corporation. The Orthodontic Entity's net operating losses for federal income tax purposes, as set forth in the financial statements referred to in Section 2.05, are not subject to any limitations imposed by Section 382 of the Code and the full amount of such net operating losses are available to offset the taxable income of the Orthodontic Entity for the current fiscal year and, to the extent not so used, succeeding fiscal years. Consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment (contingent or otherwise) to which the Orthodontic Entity is a party or by which it is otherwise bound will not have the effect of limiting the Orthodontic Entity's ability to use such net operating losses in full to offset such taxable income.

         14. Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. Except as set forth in Schedule X, The Orthodontic Entity has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

         15. Compliance with ERISA. Except as set forth in Schedule X, the Orthodontic Entity has not established, maintained, made or been required to make any contributions to, or terminated, nor does it have any liabilities with respect to, any employee benefit plan within the meaning of, and which is subject to, Section 3 of the Employee Retirement Income Security Act of 1974, as amended.

         16. Disclosures. Neither this Agreement nor any exhibit or schedule hereto, nor any report, certificate or instrument furnished to the Purchasers or their counsel in connection with the transaction contemplated by this Agreement, when read together, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Seller knows of no information or fact which has or would have a material adverse effect on the financial condition, business or prospects of the Orthodontic Entity which has not been disclosed to the Purchasers.

                                    EXHIBIT X
                                    ---------

                        Exceptions to Representations and
                       Warranties of Dr. Zapalac to OMEGA

                                   Schedule 2
                                   ----------

                        Representations and Warranties of
                              OMEGA to Dr. Zapalac

         OMEGA hereby represents and warrants to Dr. Zapalac as follows:

         1. Organization. That it is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         2. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by it to authorize the execution, delivery and performance of this Agreement, and this Agreement is a valid and binding obligation of it enforceable against it in accordance with its terms, subject to laws of general application affecting creditor's rights generally.

         3. Litigation. There is no litigation pending or, to its knowledge, threatened against it which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         4. Securities Not Registered. It understands that the Interests to be purchased have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state and that neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities.